PROSPECTUS SUPPLEMENT                      FILED PURSUANT TO RULE NO.  424(b)(3)
(To Prospectus dated February 6, 2001)               REGISTRATION NO.  333-52022



                      [Oil Services HOLDRS(SM) Trust Logo]


                        1,000,000,000 Depositary Receipts
                          Oil Service HOLDRS(SM) Trust

     This prospectus supplement amends and supplements information contained in the prospectus dated February 6, 2001 relating to the sale of up to 1,000,000,000 depositary receipts by the Oil Service HOLDRS(SM) Trust.

     The share amounts specified in the table on page 10 of the base prospectus shall be replaced with the following:

                                                       Share         Primary
         Name of Company                Ticker        Amounts    Trading Market
---------------------------------       ------        -------    --------------
  Baker Hughes Incorporated              BHI            21            NYSE
  BJ Services Company                    BJS            14            NYSE
  Cooper Cameron Corporation             CAM             4            NYSE
  Diamond Offshore Drilling, Inc.         DO            11            NYSE
  ENSCO International Incorporated       ESV            11            NYSE
  Global Marine Inc.                     GLM            15            NYSE
  Grant Prideco, Inc.                    GRP             9            NYSE
  Halliburton Company                    HAL            22            NYSE
  Hanover Compressor Company              HC             5            NYSE
  Nabors Industries, Inc.                NBR            12            AMEX
  National-Oilwell, Inc.                 NOI             7            NYSE
  Noble Drilling Corporation              NE            11            NYSE
  Rowan Companies, Inc.                  RDC             8            NYSE
  Santa Fe International Corporation     SDC            10            NYSE
  Schlumberger N.V.                      SLB            11            NYSE
  Smith International, Inc.              SII             4            NYSE
  Tidewater Inc.                         TDW             5            NYSE
  Transocean Sedco Forex Inc.            RIG            18            NYSE
  Weatherford International, Inc.        WFT             9            NYSE


     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is September 30, 2001.